THE KEITH COMPANIES/TKC


                                                PRESS RELEASE


Contact information:

THE KEITH COMPANIES, INC.                            FINANCIAL RELATIONS BOARD
19 Technology Drive                                  Tricia Ross
Irvine, CA 92618                                     Investor Relations
(949) 923-6001                                       (617) 520-7064
(949) 923-6026 Fax
www.keithco.com
Contact: Aram Keith,
Chairman of the Board & CEO




                   THE KEITH COMPANIES REPORTS RECORD RESULTS
                           FOR THE SECOND QUARTER 2005

     o    Net Revenue for the Quarter Increased 15.7% to a Record $28.3 Million

     o    Gross Profit for the Quarter Increased 17.1% to a Record $10.8 Million

     o    Income from Continuing Operations for the Quarter of $1.6 Million

     o Adjusted Income from Continuing Operations for the Quarter Increased Over 23% Year-Over-Year

     o Diluted Earnings Per Share from Continuing Operations for the Quarter of $0.19

     o Adjusted Diluted Earnings Per Share from Continuing Operations for the Quarter was $0.32, an Increase of Over 18% Year-Over-Year

IRVINE, CA (August 4, 2005) - The Keith Companies, Inc. (Nasdaq: TKCI), an engineering and consulting services firm, today announced financial results for the second quarter and six months ended June 30, 2005, which included record quarterly net revenue and gross profit.

SECOND QUARTER AND YEAR TO DATE 2005 RESULTS
     Net revenue for the three months ended June 30, 2005 increased 15.7% to $28.3 million, while income from continuing operations for the same period decreased by 25.7% to $1.6 million resulting in diluted earnings per share from continuing operations of $0.19. This compares to net revenue for the second quarter of 2004 of $24.5 million, income from continuing operations of $2.1 million and diluted earnings per share from continuing operations of $0.27. The decrease in both income from continuing operations and earnings per share from continuing operations resulted primarily from merger-related costs, which are discussed below.

     Net revenue for the six months ended June 30, 2005 increased 15.5% to $54.2 million, while income from continuing operations for the same period decreased by 2.8% to $3.5 million resulting in diluted earnings per share from continuing operations of $0.43. This compares to net revenue for the same period in 2004 of $46.9 million, income from continuing operations of $3.6 million and diluted earnings per share from continuing operations of $0.45. The decrease in both income from continuing operations and earnings per share from continuing operations resulted primarily from merger-related costs, which are discussed below.

     "All three of our business segments once again achieved year-over-year net revenue growth helping to drive record net revenue for the Company in the second quarter," said Aram Keith, Chairman and CEO of The Keith Companies. "Our business continued to be positively impacted by the same factors that propelled record net revenue last quarter. Residential real estate remains strong with no signs of disruption in demand. In terms of our public works/infrastructure segment, most of the year-over-year growth was due to our continued ability to temporarily deploy the talent of some of our under-utilized engineers to provide services in support of our real estate development segment. Our ability to cross-utilize our employees in this way is an advantage for us given the tight market for talented engineers. Our energy/industrial segment delivered net revenue growth of over 32% this quarter as compared to the prior year. We see particular strength in areas unrelated to conventional energy projects including wind power projects and general industrial projects. In addition to the net revenue growth in the quarter, I'm particularly pleased that we were able to deliver over a 17% increase to our gross profit during the quarter."

     As noted above, the financial results for the three and six months ended June 30, 2005 were negatively impacted by merger-related costs incurred in connection with the proposed merger with Stantec Inc., as previously announced on April 14, 2005. The Company incurred approximately $1.2 million of merger-related costs in the second quarter of 2005, which are not deductible for income tax purposes. Excluding such merger-related costs, adjusted income from continuing operations would have been $2.6 million and $4.6 million for the three and six months ended June 30, 2005, respectively, which represents 23.7% and 26.2% increases for the quarter and six months, respectively, when compared to the respective prior year periods. Excluding such merger-related costs would have resulted in adjusted diluted earnings per share from continuing operations of $0.32 and $0.56 for the three and six months ended June 30, 2005, respectively. Adjusted diluted earnings per share from continuing operations increased over 18% and 24% for the quarter and six months ending June 30, 2005, respectively, over the corresponding prior year periods.

NON-GENERALLY ACCEPTED ACCOUNTING PRINCIPAL ("GAAP") FINANCIAL MEASURES
     The Keith Companies believes investors' understanding of the Company's total performance is enhanced by disclosing adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations for certain non-recurring items, such as its merger-related costs that were incurred during the second quarter of 2005. The Company defines adjusted income from continuing operations as the reported items, adjusted to exclude merger-related costs and the related income tax effects. Adjusted diluted earnings per common share from continuing operations represents adjusted income from continuing operations divided by diluted common shares outstanding.

     In reviewing the Company's financial performance for the second quarter and six months ended June 30, 2005, management focused on adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations, among other items, as they exclude the effect of non-recurring merger-related costs that management believes are not representative of the Company's core operations for the periods presented. As a result, these non-GAAP financial measures should help to provide meaningful comparisons of The Keith Companies' overall performance from one reporting period to another.

     There is a material limitation associated with the use of these non-GAAP financial measures. Adjusted income from continuing operations excludes the impact of significant items (in this case, merger-related costs) on current performance and adjusted diluted earnings per share from continuing operations does not depict the actual amount earned per diluted share.

     To compensate for the limitations in the non-GAAP financial measures discussed above, the Company has reconciled the GAAP financial measures to the non-GAAP financial measures in the table below.


 Reconciliation of Income from Continuing Operations & Diluted Earnings per Share from Continuing
 Operations to Adjusted Income from Continuing Operations & Adjusted Diluted Earnings Per Share
                                   from Continuing Operations

                                                     Three Months Ended          Six Months Ended
                                                       June 30, 2005              June 30, 2005
                                                   ----------------------    -----------------------

 Income from Continuing Operations, GAAP                  $    1,586,000             $    3,531,000

 Merger-related costs, net of income tax
 effect                                                        1,055,000                  1,055,000

                                                   ----------------------    -----------------------
 Adjusted Income from Continuing Operations               $    2,641,000             $    4,586,000
                                                   ======================    =======================

 Diluted earnings per share from Continuing
 Operations, GAAP                                         $         0.19             $         0.43

 Diluted earnings per share for merger costs,
 net of income tax effect                                 $         0.13             $         0.13

                                                   ----------------------    -----------------------
 Adjusted diluted earnings per share from                 $         0.32             $         0.56
 Continuing Operations
                                                   ======================    =======================

 Weighted average number of diluted shares
 outstanding                                                   8,195,164                  8,157,316
                                                   ======================    =======================


FINANCIAL POSITION
     The Company's balance sheet at June 30, 2005 remained strong with cash and cash equivalents of $43.9 million, no debt, a current ratio of 4.8:1, and shareholders' equity of $86.0 million, or $10.75 per common share outstanding at June 30, 2005.

FINANCIAL GUIDANCE
     Consistent with its practice when it reported financial results for the first quarter 2005, the Company has discontinued providing financial guidance on future operating results due to the pending merger with Stantec Inc. Investors are cautioned not to place any reliance on the financial guidance that the Company last provided on February 10, 2005.

MERGER WITH STANTEC INC.
     On April 14, 2005, we announced that we entered into an agreement with Stantec Inc. (TSX: STN) by which the two firms would combine, subject to approval of the transaction by our shareholders and certain other conditions.

     "We remain very excited about this transaction," said Aram Keith. "As I have stated before, joining Stantec will substantially accelerate our growth plans and make The Keith Companies a part of a North American firm with widely diversified service offerings. Our employees will have access to more service specialists, experts, and greater technological resources while our clients will gain access to a wider range of services," concluded Keith.

CONFERENCE CALL WEBCAST
     The Company will be hosting an earnings conference call, which will be broadcast live, at 11:30 a.m. Eastern (8:30 a.m. Pacific) on August 4, 2005 and can be accessed by all interested parties at www.keithco.com or www.viavid.net. To listen to the live call, please go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, an online archive will be available shortly after the call. A telephone replay will be available through August 11, 2005 by dialing (800) 405-2236 and entering passcode 11035107. A copy of this press release and a link to the Company's quarterly conference call will be available at the Company's website under the headings "TKC News" and "Investor Relations," respectively, at www.keithco.com.

ABOUT THE KEITH COMPANIES
     The Keith Companies, Inc. is a fully integrated, multi-disciplined engineering and consulting services company, with offices located throughout the Western and Midwestern United States. The Keith Companies' professionals provide a wide spectrum of skilled resources including land planning, engineering, surveying, mapping, environmental studies, and water and cultural resources that are needed to effectively plan, engineer, and design state-of-the-art private and public facilities. Additionally, the Company provides mechanical, electrical, chemical, power/energy engineering, and other industrial engineering services to design and improve the efficiency and reliability of automated and manufacturing processes, production lines, and fire protection systems. The Keith Companies benefits from a diverse public and private client base varying from residential and commercial real estate projects to institutional, manufacturing, and processing facilities. For more information visit the Company's website at www.keithco.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
     In connection with the proposed merger, Stantec, Inc. ("Stantec") and The Keith Companies, Inc. ("TKC") have filed a Registration Statement on Form F-4, a joint proxy statement/prospectus and other related documents with the Securities and Exchange Commission (the "SEC"). Shareholders of Stantec and TKC are advised to read these documents because they contain important information. Shareholders of the companies may obtain copies of these documents for free at the SEC's website at www.sec.gov. These and such other documents may also be obtained for free from:

         Stantec
         10160-112 Street
         Edmonton, Alberta, Canada, T5K 2L6
         Phone: (780) 917-7000 Fax: (780) 917-7330

         And from:
         The Keith Companies
         19 Technology Drive
         Irvine, California, USA 92618-2334
         Phone: (949) 923-6001 Fax: (949) 923-6026

     Stantec and TKC and their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with Stantec's proposed acquisition of TKC. Information regarding the special interests of these directors and executive officers in the transaction described herein are included in the joint proxy statement/prospectus described above. Additional information regarding Stantec's directors and executive officers is also included in its management information circular for its 2005 Annual Meeting of Shareholders, which was filed with the applicable securities commissions in Canada on or about March 31, 2005 and is available free of charge at the Canadian Securities Administrators' web site at www.sedar.com or by contacting Stantec at the address or telephone number set forth above. Additional information regarding TKC's directors and executive officers is also included in its proxy statement for its 2005 Annual Meeting of Shareholders, which was filed with the SEC on or about April 12, 2005 and is available free of charge at the SEC's web site at www.sec.gov or by contacting TKC at the address or telephone number set forth above.

     This press release contains forward-looking statements. In some cases, forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Some of the forward-looking statements contained in this press release include: (i) our expectation of continued growth in the real estate development sector, (ii) our expectation that operating margins in the real estate development sector will continue to be strong, (iii) our expectation of continued improvement in the energy/industrial sector and (iv) our statements regarding the proposed merger with Stantec These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, if TKC does not receive required shareholder approvals, or if either party fails to satisfy other conditions to closing, the merger will not be consummated. In addition, the combined companies may not realize all or any of the expected benefits of the merger. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the economic growth in the United States (especially in California) and other major international economies, our ability to sustain our growth and profitability, a downturn in the real estate market, the ongoing financing of public works and infrastructure enhancements and refurbishments, the demand for electricity and the impact on power providers' plans for expanding generation facilities, our failure to accurately estimate costs on fixed-price contracts or contracts with not-to-exceed provisions, changes in the carrying value of our goodwill and other long-term assets, our ability to implement our acquisition strategy and to successfully close and integrate acquired companies on a timely and cost-effective basis while maintaining their profit margins and/or client base, our ability to attract and retain employees, the uncertain timing of awards and contracts, our ability to successfully implement our enterprise service automation software system, outcomes of pending and future litigation, increasing competition by domestic and foreign companies, risks inherent in doing business outside the United States, including the difficulty of enforcing contracts, political instability and foreign currency fluctuations and potential exchange restrictions, the short and long-term impact of terrorist activities and resulting political and military policies, and other factors as are described in the Company's filings with the SEC. The forward-looking information set forth in this press release is as of the date indicated above and we undertake no duty to update this information. Actual results may differ materially from those contained in the forward-looking statements in this press release.

                                  TABLES FOLLOW



                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                              THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                   JUNE 30,                             JUNE 30,
                                                       ---------------------------------    ----------------------------------
                                                           2005                 2004             2005               2004
                                                       --------------    ---------------    --------------- -- ---------------
Gross revenue                                          $ 30,275,000         $ 26,808,000    $ 58,113,000       $ 51,304,000
Subcontractor costs                                       1,941,000            2,328,000       3,871,000          4,361,000
                                                       --------------    ---------------    ---------------    ---------------
    Net revenue                                          28,334,000           24,480,000      54,242,000         46,943,000
Costs of revenue                                         17,533,000           15,255,000      33,650,000         29,737,000
                                                       --------------    ---------------    ---------------    ---------------
    Gross profit                                         10,801,000            9,225,000      20,592,000         17,206,000
Selling, general and administrative expenses              8,022,000            5,833,000      14,865,000         11,424,000
                                                       --------------    ---------------    ---------------    ---------------
    Income from operations                                2,779,000            3,392,000       5,727,000          5,782,000
Interest income, net                                        270,000               81,000         455,000            150,000
Other income, net                                            15,000               26,000          29,000             25,000
                                                       --------------    ---------------    ---------------    ---------------
    Income before provision for income taxes and          3,064,000            3,499,000       6,211,000          5,957,000
      discontinued operations
Provision for income taxes                                1,478,000            1,364,000       2,680,000          2,323,000
                                                       --------------    ---------------    ---------------    ---------------
      Income from continuing operations                   1,586,000            2,135,000       3,531,000          3,634,000
Loss from discontinued operations, net of income taxes           --               47,000              --             47,000
                                                       --------------    ---------------    ---------------    ---------------
         Net income                                     $ 1,586,000         $  2,088,000     $ 3,531,000        $ 3,587,000
                                                       ==============    ===============    ===============    ===============
Earnings per share from continuing operations:
     Basic                                              $      0.20                 0.27            0.45               0.47
                                                       ==============    ===============    ===============    ===============
     Diluted                                            $      0.19         $       0.27     $      0.43        $      0.45
                                                       ==============    ===============    ===============    ===============
Earnings (loss) per share from discontinued
operations, net of income taxes:
     Basic                                                       --                (0.01)             --              (0.01)
                                                       ==============    ===============    ===============    ===============
     Diluted                                            $        --                (0.01)             --              (0.01)
                                                       ==============    ===============    ===============    ===============
Earnings per share:
     Basic                                             $       0.20                 0.27            0.45               0.46
                                                       ==============    ===============    ===============    ===============
     Diluted                                           $       0.19                 0.26            0.43               0.45
                                                       ==============    ===============    ===============    ===============
Weighted average number of shares outstanding:
    Basic                                                 7,878,250            7,782,149       7,863,898          7,742,858
                                                       ==============    ===============    ===============    ===============
    Diluted                                               8,195,164            8,020,844       8,157,316          8,012,873
                                                       ==============    ===============    ===============    ===============





                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                        JUNE 30,              DECEMBER 31,
                                                                                          2005                    2004
                                                                                  --------------------    --------------------
                                     ASSETS
Current assets:
  Cash and cash equivalents                                                        $      43,923,000        $      7,819,000
  Securities available-for-sale, at fair value                                                    --              34,325,000
  Contracts and trade receivables, net                                                    16,743,000              16,452,000
  Costs and estimated earnings in excess of billings                                      12,993,000              10,470,000
  Prepaid expenses and other current assets                                                1,275,000                 928,000
                                                                                  --------------------    --------------------
        Total current assets                                                              74,934,000              69,994,000
Equipment and leasehold improvements, net                                                  4,640,000               4,643,000
Goodwill                                                                                  23,059,000              23,059,000
Other assets                                                                                 727,000                 273,000
                                                                                  --------------------    --------------------
        Total assets                                                               $     103,360,000        $     97,969,000
                                                                                  ====================    ====================

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable                                                           $       1,575,000        $      1,685,000
  Accrued employee compensation                                                            7,059,000               5,445,000
  Current portion of deferred tax liabilities                                              1,661,000               1,661,000
  Other accrued liabilities                                                                3,724,000               3,809,000
  Billings in excess of costs and estimated earnings                                       1,732,000               1,922,000
                                                                                  --------------------    --------------------
        Total current liabilities                                                         15,751,000              14,522,000

Deferred tax liabilities                                                                   1,125,000               1,125,000
Accrued rent                                                                                 514,000                 401,000
                                                                                  --------------------    --------------------
        Total liabilities                                                                 17,390,000              16,048,000
                                                                                  --------------------    --------------------
Shareholders' equity:
  Preferred stock                                                                                 --                      --
  Common stock                                                                                 8,000                   8,000
  Additional paid-in-capital                                                              49,080,000              48,114,000
  Deferred stock compensation                                                             (1,315,000)               (867,000)
  Retained earnings                                                                       38,197,000              34,666,000
                                                                                  --------------------    --------------------
         Total shareholders' equity                                                       85,970,000              81,921,000
                                                                                  --------------------    --------------------
         Total liabilities and shareholders' equity                               $      103,360,000        $     97,969,000
                                                                                  ====================    ====================





                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                           FOR THE SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                  --------------------------------------------
                                                                                           2005                    2004
                                                                                  --------------------    --------------------
Cash flows from operating activities:
    Net income                                                                         $   3,531,000            $  3,587,000
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                                      1,011,000                 991,000
        Gain on sale of equipment                                                            (11,000)                (11,000)
        Tax benefit from exercise of stock options                                           102,000                 197,000
        Deferred stock compensation expense                                                  303,000                  92,000
        Changes in operating assets and liabilities:
           Contracts and trade receivables, net                                             (255,000)              3,829,000
           Costs and estimated earnings in excess of billings                             (2,523,000)             (2,357,000)
           Prepaid expenses and other assets                                                (801,000)               (260,000)
           Trade accounts payable and accrued liabilities                                  1,496,000                 161,000
           Billings in excess of costs and estimated earnings                               (190,000)                 35,000
                                                                                  --------------------    --------------------
               Net cash provided by operating activities                                   2,663,000               6,264,000
                                                                                  --------------------    --------------------

Cash flows from investing activities:
        Additions to equipment and leasehold improvements                                 (1,159,000)             (1,652,000)
        Proceeds from sales of securities                                                 59,925,000               6,100,000
        Purchases of  securities                                                         (25,600,000)             (9,850,000)
        Proceeds from sales of equipment                                                     162,000                  16,000
                                                                                  --------------------    --------------------
               Net cash provided by (used) in investing activities                        33,328,000              (5,386,000)
                                                                                  --------------------    --------------------

Cash flow from financing activities:
        Net proceeds from stock options and restricted shares                                113,000                 377,000
                                                                                  --------------------    --------------------
               Net cash provided by financing activities                                     113,000                 377,000
                                                                                  --------------------    --------------------
Net increase in cash and cash equivalents                                                 36,104,000               1,255,000
Cash and cash equivalents, beginning of period                                             7,819,000               4,277,000
                                                                                  --------------------    --------------------
Cash and cash equivalents, end of period                                              $   43,923,000            $  5,532,000
                                                                                  ====================    ====================

